Exhibit 10.5

ASSIGNMENT OF COMPANY SHARES

THIS ASSIGNMENT OF COMPANY SHARES (the “Assignment”) is entered into by and among Gulf United Energy, Inc., a Nevada corporation (“Assignor”), Gulf United Energy de Cuenca Trujillo Ltd., a company organized under the laws of the British Virgin Islands (“Issuer”), Sydson Oil & Gas Investments, LLC, a Delaware limited liability company (“Assignee”), in its capacity as Administrative Agent for the benefit of itself and the Investors that are parties to the Purchase Agreement, together with other investors that join the Purchase Agreement pursuant to a Joinder Agreement, as defined therein, (each an “Investor” and collectively the “Investors”), dated as of October 29, 2012, but effective as of the Transfer Date (as defined below).

RECITALS

WHEREAS, Assignor is the sole shareholder of Issuer and Assignor owns one hundred (100%) percent of the company shares of Issuer (the “Shares”) which interests are represented by Certificate No. 1 of Issuer (the “Certificate”);

WHEREAS, the Investors have purchased convertible notes, dated as of the date hereof, and other investors or the Investors, through a certain time period described in the Purchase Agreement, may purchase additional convertible notes issued by Assignor in the aggregate principal amount of up to $4,400,000 (such Notes, together with any notes or other securities issued in exchange or substitution therefor or in addition or replacement thereof, and as any of the same may be amended, restated, modified or supplemented and in effect from time to time, collectively, the “Notes”);

WHEREAS, in purchasing the Notes, the Investors have made or will make certain financial accommodations to Assignor, Issuer and Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands (each a “Company” and collectively “Companies”), pursuant to that certain Purchase Agreement, dated as of the date hereof, between the Companies, Assignee, and the Investors (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, the Investors are parties to that certain Intercreditor Agreement, dated as of the date hereof, (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) and pursuant thereto the Investors appointed Sydson Oil & Gas Investments, LLC as Administrative Agent to act on behalf of the Investors with respect to the Transaction Documents (as defined in the Purchase Agreement);

WHEREAS, Assignee, the Investors, Gulf, the Companies and Gaston & Thanheiser, P.C. (the “Escrow Agent”) are parties to that certain Escrow Agreement, dated as of the date hereof, (the “Escrow Agreement”); and

WHEREAS, the parties have agreed, that, subject to the terms of the Escrow Agreement, upon the occurrence of notice from Assignee to the Escrow Agent that an Event of Default (as defined in the Notes) has occurred, Assignee, as assignee, shall be entitled to have this Assignment legally “delivered” out of escrow to Assignee (with the date of such notice constituting the “Transfer Date”), at which time this Assignment shall immediately and automatically become effective.

NOW THEREFORE, in consideration of the agreements and obligations set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, Issuer and Assignee agree as follows:

1. In consideration of the satisfaction of the obligations under the Notes (except for any obligations that survive termination thereof), Assignor does hereby effective as of the Transfer Date, (a) assign, transfer and convey, with the warranties and representations expressly made by Assignor and Issuer in Section 2 below, unto Assignee, for the benefit of Investors, the Shares and the Certificate, and all rights and privileges arising from or related to the Shares and the Certificate, (b) withdraw as the sole shareholder of Issuer, and (c) admit Assignee, for the benefit of Investors, as the sole shareholder of Issuer.  Provided, however, that, Assignee has the full power and authority to implement any actions or processes so that the Investors are entitled to receive their pro rata share of the Shares as may be agreed among the Assignee and the Investors, including, without limitation, pursuant to that certain Intercreditor Agreement.  As of the Transfer Date and subject to the proviso in the immediately preceding sentence, Assignee shall be the sole shareholder of Issuer and shall possess all rights as the sole shareholder of Issuer.

2. Assignor and Issuer each represent and warrant to Assignee that:

a. at all times prior to the Transfer Date, Assignor has been the sole owner of the Shares;

b. the Shares and the Certificate represent 100% of the Shares of Issuer, and, except for this Assignment and rights under the Transaction Documents, neither Assignor nor Issuer has granted (or agreed to grant) to any other person any interest in or right to acquire any portion of the Shares;

c. neither Assignor nor Issuer has conveyed, assigned, transferred, pledged, mortgaged, granted a lien or security interests in or on or created any other burdens on any of the Shares (or agreed to do any of the preceding), other than the first priority, perfected security interests granted in favor of the Investors, as secured party, under that certain Pledge Agreement, dated October 29, 2012, from Assignor to Assignee, for the benefit of the Investors (as the same may be amended, restated, supplemented or otherwise modified from time to time);

d. such party has the right, power, legal capacity, and authority to execute and enter into this Assignment and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Assignment; and

e. Assignor’s Board of Directors have approved the assignment, transfer and conveyance of the Shares and Certificate hereunder and (i) except as set forth in the applicable joint operating agreements and farmout agreements covering or relating to Block Z-46 as of the Transfer Date, no other consents, notices, designations, registrations, enrollments, recitations, acceptances, admissions, documentations of admissions or offers are needed or required for (a) Assignor’s withdrawal as the shareholder of Issuer, (b) Assignor’s assignment, transfer, and conveyance of the Shares and Certificate, or (c) Assignee’s admission as the sole shareholder of Issuer, and (ii) Assignee shall, as of the Transfer Date, be the sole shareholder of Issuer possessed of all rights and powers as a sole shareholder to the exclusion of Assignor and Issuer, whether or not the transfer and conveyance of the Shares or Certificate hereunder is registered in the certificate record book of Assignor or Issuer.

3. Issuer (a) acknowledges receipt of a copy of this Assignment; (b) waives any rights or requirement at any time hereafter to receive a copy of such Assignment in connection with the registration of any Shares in the name of Assignee, or its nominee, or the exercise of voting rights by Assignee, or its nominee; (c) irrevocably waives any first and paramount lien and any rights of forfeiture, that it may have, now or in the future, under its constitutional documents, in relation to the Shares; (d) irrevocably consents to the transfer of the Shares pursuant to the enforcement by Assignee of any of its rights under this Assignment; (e) shall not issue any shares to any party without the prior written consent of Assignee; (f) shall not register the transfer of any Shares to any other person on the Issuer’s Register of Members without the prior written consent of Assignee; (g) shall not continue in a jurisdiction outside of the British Virgin Islands; (h) shall not amend its memorandum of association or articles of association without the prior written consent of Assignee; (i) shall make a notation of the Escrow Agreement and the Assignment, as subject to the terms of the Escrow Agreement, in its Register of Members pursuant to section 66(8) of the BVI Business Companies Act, 2004 (as amended); (j) shall file a copy of its annotated Register of Members with the Registry of Corporate Affairs in the British Virgin Islands; and (k) shall promptly register any transfer of title to the Shares pursuant to any enforcement by Assignee of its rights under the Assignment on the Issuer’s Register of Members.

4. All of the terms, representations, warranties, and provisions of this Assignment shall survive and remain in effect after the Transfer Date.

5. The parties hereto agree to complete such other undertakings, including executing and delivering such additional documents as may be reasonably necessary, following the Transfer Date to carry out the purposes and intent of this Assignment.

6. For avoidance of doubt, on the occurrence of the Transfer Date, all obligations under the Notes shall be deemed satisfied and paid in full. If at any time Investors receive payment in full in cash of all amounts due under the Notes and the other obligations under the Transaction Documents prior to the Transfer Date, then, subject in all respects to the reinstatement provisions of the Purchase Agreement, this Assignment shall terminate and for all purposes shall be null and void.

7. Subject to the terms of the Transaction Documents, this Assignment shall inure to the benefit of and shall bind the transferees, successors, permitted assigns, heirs, beneficiaries, executors, administrators, shareholder partners, agents, employees, and representatives of each party. This Assignment is intended solely for the benefit of the parties hereto and is not intended to, and shall not create any enforceable third party beneficiary rights except as otherwise expressly provided herein.

8. This Assignment, together with the documents referenced herein, contains the entire understanding among the parties hereto and supersedes any prior written or oral Assignments among or between them respecting the subject matter of this Assignment. There are no representations, assignments, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Assignment that are not fully set forth or referenced herein.

9. Any provision of this Assignment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. THIS ASSIGNMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES.

12. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas located in Harris County and the United States District Court for the Southern District of Texas for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Assignment and the transactions contemplated hereby

SIGNATURES BEGIN ON FOLLOWING PAGE

EXECUTED in the presence of the undersigned witnesses as of the Transfer Date.

ASSIGNOR: GULF UNITED ENERGY, INC.
By:__________________________________________ John B. Connally III Chief Executive Officer

ISSUER: GULF UNITED ENERGY DE CUENCA TRUJILLO LTD.
By:__________________________________________ John B. Connally III Attorney-in-Fact

ASSIGNEE: SYDSON OIL & GAS INVESTMENTS, LLC, as Administrative Agent
By:__________________________________________ Michael J. Mayell Manager

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing instrument was acknowledged before me on this         day of October, 2012, by John B. Connally III, Chief Executive Officer of Gulf United Energy, Inc., a Nevada corporation, on behalf of said corporation.

Notary Public in and for the State of Texas

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing instrument was acknowledged before me on this       day of October, 2012, by John B. Connally III, Attorney-in-Fact for Gulf United Energy de Cuenca Trujillo Ltd., a company organized under the laws of the British Virgin Islands, on behalf of said company.

Notary Public in and for the State of Texas

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

The foregoing instrument was acknowledged before me on this      day of October, 2012, by Michael J. Mayell, Manager of Sydson Oil & Gas Investments, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of Texas